Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Walmart Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	Other	30,000,000	$154.12	(4)	$4,623,600,000	$0.00014760	$682,443.36
	Total Offering Amounts					$4,623,600,000		$682,443.36
	Total Fee Offsets							$—
	Net Fee Due							$682,443.36

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)The Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 was adopted effective March 5, 1998 (the “1998 Plan”). Effective January 1, 2005, the 1998 Plan was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005” (the “2005 Plan”). Effective June 4, 2010, the 2005 Plan was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2010” (the “2010 Plan”). Effective June 5, 2015, the 2010 Plan, as amended and restated in 2013, was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2015” (the “2015 Plan”). The Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 was amended on February 23, 2016, February 1, 2017 and February 1, 2018 (collectively, referred to herein as the “Plan”). The Registrant previously filed (i) its Registration Statement on Form S-8 (File No. 333-60329) pursuant to which it registered 80,000,000 shares of the common stock, $0.10 par value per share, of the Registrant (the “Common Stock”) (increased, in accordance with Rule 416(a) under the Securities Act, to 160,000,000 shares of Common Stock, on April 19, 1999, as a result of a two-for-one stock split) for issuance under the 1998 Plan, (ii) its Registration Statement on Form S-8 (File No. 333-128204) pursuant to which its registered 50,000,000 shares of Common Stock for issuance under the 2015 Plan, and (iii) its Registration Statement on Form S-8 (File No. 333-228635) pursuant to which its registered 50,000,000 shares of Common Stock for issuance under the Plan (collectively, the “Prior Registration Statements”).

Exhibit 107
(3)This Registration Statement is being filed to register 30,000,000 shares of Common Stock that may be issued under the Plan (the “Shares”). The Shares were previously reserved for delivery pursuant to awards under the Plan that have expired, were forfeited or otherwise are no longer exercisable, and as such, the shares are available for new awards under the Plan. The Shares were among the shares of Common Stock previously registered for issuance under the Plan on the Prior Registration Statements. The Prior Registration Statements are currently effective.
(4)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low trading prices of a share of Common Stock on the New York Stock Exchange on December 1, 2023.